EXHIBIT 23(D)(2)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 1st day of October, 2007 by and between THE GAMCO WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         Fund                           Total Annual Operating Expenses
         ----                           -------------------------------

                                        Class   Class    Class    Class
                                         AAA      A        B        C
                                        -----   -----    -----    -----

GAMCO Westwood Small Cap Equity Fund    1.50%   1.75%    2.25%    2.25%

GAMCO Westwood Income Fund              1.50%   1.75%    2.25%    2.25%

GAMCO Westwood Intermediate Bond Fund   1.00%   1.10%    1.75%    1.75%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GAMCO WESTWOOD FUNDS                      GABELLI ADVISERS, INC.

By: /s/ Agnes Mullady                         By: /s/ Bruce N. Alpert
    -------------------------------               ------------------------------

Attest: /s/ Christina G. Retacco              Attest: /s/ Christina G. Retacco
        ---------------------------                   --------------------------


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